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                                                                    EXHIBIT 99.1

Integrated Telecom Express Board of Directors Announces Plan to Liquidate

SAN JOSE, Calif., April 19, 2002 /PRNewswire-FirstCall/ -- Integrated Telecom Express, Inc. (Nasdaq: ITXI - news), today announced that its Board of Directors has unanimously deemed advisable the dissolution of the Company and has approved a plan of complete liquidation and dissolution for which the Company will seek stockholder approval. The Company expects to liquidate all assets, including its inventory and intellectual property.

The announcement came as a result of the Company's previously announced exploration of various strategic alternatives, including efforts to sell the Company outright. Lehman Brothers was engaged to assist the Company in its exploration of strategic alternatives.

"This announcement today is based on our internal exploration of various strategic alternatives," stated Daniel Chen, ITeX's Chairman of the Board. "We have recently completed an exhaustive evaluation of several factors including ITeX's technology, customer relationships, strategic partners, as well as opportunities for organic growth and growth through merger or acquisition. Upon careful consideration from our managers and advisors, the Board believes that this action represents the best overall return to our shareholders."

The Company expects to submit a plan of complete liquidation and dissolution to its stockholders for approval at a special meeting of stockholders to be held on a future date to be set by the Board.

About ITeX

Integrated Telecom Express, Inc. (ITeX), headquartered in San Jose, California, designs, manufactures and markets ADSL integrated circuits and software solutions. ITeX products include analog and digital semiconductor devices with operating system drivers and network protocol software. ITeX is a contributing member of the standards bodies including DSL Forum, OpenDSL, ITU and T1E1. ITeX is also a member of the University of New Hampshire InterOperability Laboratory (UNH-IOL), where it has demonstrated interoperability with equipment from all major Digital Subscriber Line Access Multiplexer (DSLAM) vendors. Further information about ITeX is available at www.itexinc.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the planned liquidation of the Company. The risks and uncertainties referred to above include the risk that the Company may not be able to find qualified buyers for its assets at prices necessary to generate cash to satisfy its current and future obligations. Furthermore, the Company may not be able to negotiate the orderly wind down of its obligations to creditors. They include, without

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limitation, long term contractual payment and performance obligations associated with the Company's building and facilities leases, business agreements with third parties, and agreements with vendors. As a result of these and other risks, the Company may not be able to generate meaningful cash, or any cash, which could be returned to its stockholders, and the timing of any distribution to stockholders is uncertain at this time. The Company also refers readers to the risk factors identified in its Annual Report on Form 10-K and quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission on April 1, 2002 and November 13, 2001, respectively. The Company does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.